Exhibit 10.1

MANAGEMENT AGREEMENT

    This Agreement is entered into and effective as of July 14, 2008 by and between Gen2Media Corporation (Gen2) and Media Evolutions, Inc. (MEV).

    1. Gen2 is a digital media company, and MEV is a production company. The companies have common ownership, in that the owners of MEV are also shareholders and officers of Gen2. Gen2 is a new public company, and to avoid any potential conflicts of interest or other similar issues, the parties have agreed to enter into this management agreement.

    2. Effective July 14, 2008, Gen2 shall manage 100% of the business and financial operations of MEV, and all revenue and profit generated from MEV operations shall flow into Gen2 as management fees, and Gen2 shall pay all bills, including all equipment leases, credit line payments or other bills of MEV.

    3. Gen2 shall provide office and studio rental free of charge, personnel and all other expenses directly for all MEV projects, and shall retain, as management fees, all profit resulting from products or services sold by MEV. Gen2 shall maintain a set of books under a management account, on behalf of MEV.

    4. This Agreement shall be governed under Florida Law, and shall be binding upon the parties as of the date hereof.

Gen2Media Corporation	Media Evolutions, Inc.

/s/ Mary Spio, President	/s/ Ian MacDaniel
Mary Spio, President	Ian MacDaniel, President